UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          --------------------------

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                          --------------------------

          Date of Report (Date of earliest event reported): January 27, 2004
                          --------------------------



                            MARCONI CORPORATION PLC

            (Exact name of registrant as specified in its charter)

                          --------------------------



England and Wales               33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code:


              ---------------------------------------------------
       (Former name or former address, if changed since last report)



==============================================================================

Item No. 12     Press release dated 27 January 2004 - Trading Update

                                                                Press enquiries:
                     Joe Kelly, tel: 0207 306 1771; email: joe.kelly@marconi.com
                   David Beck, tel: 0207 306 1490; email: david.beck@marconi.com

                                                             Investor enquiries:
             Heather Green, tel: 0207 306 1735; email: heather.green@marconi.com




                            Marconi Corporation plc

                                 Trading Update
                  for the three months ended 31 December 2003

      - Group sales up 5 per cent to GBP408 million (Q2 FY04: GBP389 million)
          - Europe/Rest of World sales driven by growth in Fixed Wireless
            Access and Value-Added Services
          - Strong growth in Outside Plant & Power and North American Access offset by reduction in sales to US Federal Government as expected
          - Group sales reported after negative foreign exchange impact of approximately GBP11 million due to weakening of the US dollar; Group sales of GBP419 million, up 8 per cent on Q2 on constant currency basis

      - Continued improvement in operating performance; good progress on adjusted gross margin (before exceptional items) to within our targeted range; further reduction in adjusted operating cost exit run-rate (before goodwill amortisation and exceptional items)

      - Fifth consecutive quarter of positive operating cash flow (before exceptional items); Net cash position further reinforced to GBP108 million at 31 December 2003 (from GBP99 million at
        30 September 2003)

      - Disposal of North American Access (NAA) agreed; completion expected in first calendar quarter 2004; $240 million gross proceeds to fund final pay-down of Junior Notes and first partial redemption of Senior
       Notes

          - Q3 sales excluding NAA up 4 per cent to GBP374 million (Q2 FY04:
            GBP359 million)

          - Year-end operational targets adjusted to exclude NAA; no impact on adjusted gross margin exit run-rate target (before exceptional items) maintained in the range of 27 to 29% by 31 March 2004; adjusted operating cost exit run-rate revised down to below GBP410 million by 31 March 2004

      - Recently announced business wins include extension to BT service support contract and new optical frame contract with TeliaSonera

      - Maintaining cautious view on market outlook; Q4 FY04 sales (excluding NAA and on constant currency basis) expected to be flat to slightly up on Q3 FY04; Year on year stability expected in Q1 FY05 in line with the typical seasonal pattern of customer demand

      - Full Q3 results to be announced on 12 February 2004

London - 27 January 2004 - Marconi Corporation plc (LSE: MONI; NASDAQ: MRCIY) today provided a trading update for the third quarter ended 31 December 2003. Mike Parton, Chief Executive, said: "We recorded a strong sales performance in our third quarter despite negative currency movements. This and good progress towards our year-end operational targets have led to a further improvement in our operational performance. While we remain cautious on market outlook in the near-term, we are encouraged by the level of interest in our next generation product platforms and we continue to win important new business."

Resignation of Non-Executive Director

Ian Clubb, a Non-Executive Director of the Company has resigned from the Board with immediate effect. Ian joined the Board at the time of the completion of the Company's financial restructuring in May 2003 and is leaving for personal reasons. John Devaney, Chairman of Marconi Corporation plc, thanked Ian Clubb for his contribution to the recovery of Marconi and wished him well for the future.

Q3 Results - 12 February 2004

We will announce results for the three months and nine months ended 31 December 2003 on 12 February 2004 and will host a conference call for analysts and investors at 4pm on that date. Full details will be issued shortly. Consequently, we will not host a conference call in connection with this trading update. Analyst and investor enquiries should be directed to Heather Green, EVP Investor Relations.

Basis of Preparation

The financial information in this trading update is un-audited and has been prepared in accordance with UK accounting policies set out in Marconi Corporation plc's 2003 Annual Report and Accounts.

Following our previously announced agreement for the disposal of our North American Access business (see press release dated 5 January 2004), this unit will be accounted for as a discontinued operation at 31 March 2004 as we expect to have completed the transaction by this date. We will provide additional detail of North American Access performance in the first three quarters of the financial year when we report our interim results on 12 February.

The following table sets out the US Dollar/Sterling and Euro/Sterling exchange rates used in preparing our financial information:


FY04                              Q1             Q2             Q3

US Dollar:
Year to Date Average             1.6288         1.6227         1.6594
Period End                       1.6502         1.6614         1.7902

Euro:
Year to Date Average             1.4206         1.4262         1.4301
Period End                       1.4370         1.4267         1.4193



Trading Update

Sales

Group sales amounted to GBP408 million, a 5 per cent increase on sales of GBP389 million recorded in the second quarter. Sales growth in local currencies was partially offset by adverse foreign exchange movements on translation to sterling, mainly as a result of the weakening of the US dollar. At constant currency rates, third quarter sales amounted to GBP419 million representing an 8 per cent increase on the previous quarter. Excluding NAA, sales amounted to GBP374 million, a 4 per cent increase compared to GBP359 million recorded in the second quarter. At constant currency rates, third quarter sales excluding NAA amounted to GBP383 million representing a 7 per cent increase on the previous quarter.


Sales by Product Area

        in GBPm                                    3 months ended
                                  30.06.03    30.09.03    31.12.03    31.12.02

        Optical Networks                85          80          81          96
        Access Networks                 44          48          62          69
        Other Network                   12          16          17          11
        Equipment
                                     ------      ------      ------      ------
        Europe/RoW                     141         144         160         176
        Network Equipment
        IC&M                            43          47          48          53
        VAS                             64          61          68         103
                                     ------      ------      ------      ------
        Europe/RoW Network             107         108         116         156
        Services
                                     ------      ------      ------      ------
        Europe/RoW - Total             248         252         276         332
                                     ======      ======      ======      ======
        BBRS Equipment                  28          38          30          32
        OPP Equipment                   35          39          43          30
                                     ------      ------      ------      ------
        US Network Equipment            63          77          73          62
        BBRS Services                   15          15          13          19
        OPP Services                    16          15          12          20
                                     ------      ------      ------      ------
        US Network Services             31          30          25          39
                                     ------      ------      ------      ------
        US businesses - Total           94         107          98         101
                                     ======      ======      ======      ======
        Network Equipment and          342         359         374         433
        Network Services - Total

        Other                            -           -           -          10

        Operations excl. NAA -         342         359         374         443
        Total
        NAA                             25          30          34          23
                                     ------      ------       ------     ------
        Group                          367         389         408         466
                                     ======      ======       ======     ======

3 months ended 30 June and 30 September 2003 and 31 December 2002 restated to reflect the disposal of NAA


Sales by Geographic Destination

        in GBPm                                    3 months ended
                                  30.06.03    30.09.03    31.12.03    31.12.02

        EMEA                           220         223         241         295
        North America                   86         101          88         104
        CALA                             9          12          13          13
        APAC                            27          23          32          31
                                    -------     -------     -------      -------
        Operations excl. NAA -         342         359         374         443
        Total

        NAA                             25          30          34          23
                                    -------     -------     -------      -------
        Group                          367         389         408         466
                                    =======     =======     =======      =======


The main geographic and product area trends impacting sales excluding NAA during the third quarter compared to the second quarter were as follows:

  - Continued strength in demand in the German market, with a further increase in sales of fixed wireless access equipment to mobile operators ahead of the 31 December deadline set by the national regulator to achieve 25 per cent 3G mobile coverage. We also experienced a slight seasonal increase in sales of narrowband access products at the end of the financial year of a number of our German customers.

  - Continued stability in sales of Optical Networks equipment as customer spending in this area is focused on infill of existing network infrastructure rather than new build projects. Increased shipments of SDH equipment to Telecom Italia offset a reduction in the level of sales of optical equipment to BT mainly due to timing of shipments.

  - A slight reduction in the level of Access Hub sales recorded during the quarter (from GBP10 million in Q2 to GBP9 million in Q3). While the volume of shipments to Telecom Italia increased significantly during this period, a high proportion of these were scheduled towards the end of the quarter and in accordance with the contract terms will be recognised as sales during the current quarter.

  - An increase in sales of Network Services in Europe/Rest of World driven by growth in Value-Added Services. This resulted mainly from the higher level of sales under one specific long-term cable service contract in the UK as well as an increase in wireless service sales under one specific contract in the Middle East. We also recorded modest growth in sales of Integrated Systems mainly driven by completion of key milestones in transport sector projects in Germany.

  - A reduction in sales of Broadband Routing and Switching (BBRS) to the US Federal Government, as expected, after the seasonally higher level of spend in the previous quarter. This trend is in line with the US Federal Government's typical seasonal purchasing pattern.

  - Strong growth in sales of Outside Plant & Power equipment. Continued softness in central office spending by US wireline operators led to a further reduction in sales of OPP services but this was more than offset by an approximate 10 per cent increase in OPP equipment sales resulting from the continued strong level of shipments to wireless operators in the US and CALA during the period.

Excluding NAA, our ten largest customers during the three months ended 31 December 2003 were (in alphabetical order) AT&T, BT, E- Plus (Germany), Metro City Carriers (Germany), O2, Telecom Italia, the US Federal Government, Verizon, Vodafone Group and Wind (Italy). In aggregate, these customers accounted for 47 per cent of sales excluding NAA (Q2 FY04: ten largest customers 50 per cent).
BT accounted for 18 per cent of sales from Operations excluding NAA (Q2 FY04: 21 per cent). The reduction in sales to BT resulted from the reduced level of optical sales described above, partially offset by increased sales of narrowband voice systems and cable services.

Book-to-Bill

Excluding NAA, we recorded a total book-to-bill ratio of 1.00 during the third quarter (Q2: 1.23).

In Network Equipment, book to bill reduced from 1.15 in the second quarter to
0.90 mainly as a result of lower levels of orders received in OPP and BBRS. In OPP, following the strong order intake in the first half of the financial year, we are now beginning to see some slowdown in orders, as our main wireless operator customers are nearing completion of the planned network builds which have positively impacted OPP sales in recent quarters and wireline operators are continuing to squeeze capital expenditure in central office applications. The lower order intake in BBRS was mainly due to the reduction in spend by the US Federal Government described above.

The 1.18 book to bill ratio in Network Services was driven by extensions to two existing long-term service contracts in the UK (BT) and Germany (TollCollect) booked during the period. These were not however as large in value as the two major contracts signed in the Middle East and Germany during the previous quarter, which resulted in a book to bill ratio of 1.37.

Sales Outlook

The following outlook is based on our view of the expected like-for-like sales profile of our operations excluding NAA and does not take into consideration any impact of future foreign exchange movements.

We believe that our markets are beginning to stabilise although we remain cautious and will continue to see volatility in sales from quarter to quarter as a result of various regional demand drivers that we describe below.

Overall, on a like for like basis, we expect fourth quarter sales to be flat to slightly up on the GBP374 million recorded in the third quarter (excluding NAA). We expect to benefit from good growth in the UK partly as a result of the scheduled phasing of sales to BT. This, however, will be partially offset by expected reductions in sales in Germany following completion of the fixed wireless access build-outs by many of the German wireless operators, the Middle East and in the US where we expect growth in BBRS sales to the US Federal Government to be offset by a decrease in sales of Outside Plant & Power equipment driven mainly by the slowdown in demand from our major wireless operator customers described in Book to Bill above.

While it remains difficult to predict sales beyond the next quarter to a high degree of accuracy, our current view of the first quarter of the next financial year shows relative stability year on year compared to the GBP342 million excluding NAA recorded in the first quarter of this financial year, in line with the seasonal pattern of customer demand experienced in the current year.

Operational Performance

We continued to make progress towards our operational targets during the quarter, recording a further improvement in adjusted gross margin (before exceptional items) to within our targeted range despite the reduced level of higher-margin BBRS sales. This was achieved mainly due to improvements in our European supply chain resulting from the sequential increase in volumes and further cost reductions. In addition, we recorded a similar rate of reduction in our adjusted operating cost run-rate (before goodwill amortisation and exceptional items) as that reported in the second quarter.

Group headcount was reduced to approximately 13,025 at 31 December 2003 from approximately 14,100 at 30 September 2003, including approximately 250 employees within our North American Access business. Approximately 260 employees were transferred to Elcoteq during the quarter following the outsourcing of our manufacturing facility in Offenburg (Germany), which was completed in November 2003.

The disposal of our North American Access business does not impact our targeted gross margin exit run-rate (before exceptional items) as gross margins in this business are in line with Group average. We remain on track to achieve our targeted range of 27 to 29 per cent gross margin run-rate (before exceptional items) in our Operations excluding NAA by 31 March 2004. If we exclude the operating costs associated with NAA which will be transferred to the buyer, AFC upon completion of disposal, this reduces our adjusted operating cost exit run-rate target (before goodwill amortisation and exceptional items) to below GBP410 million (previously GBP425 million including North American Access).

We will disclose full details of gross margin, operating costs, exceptional items (relating mainly to our ongoing operational restructuring process) and overall operating result in our third quarter interim results announcement on 12 February.

Cash Flow

We recorded our fifth consecutive quarter of positive operating cash flow (before exceptional items) as a result of our improved operating performance and further modest improvements in working capital. This was almost sufficient to cover our non-operating cash outflows, which mainly comprised exceptional operating cash costs relating to our ongoing operational restructuring and interest payments. Overall for the three months ended 31 December 2003, we recorded a slight cash outflow prior to partial redemptions and repurchases of our Junior Notes undertaken during the period.

In accordance with the terms of our Junior and Senior Secured Notes, proceeds from disposals (mainly the disposal of our 50 per cent stake in Confirmant and the outsourcing of our manufacturing facility in Germany) and certain releases of cash collateral relating to performance bonds were applied to the mandatory partial redemption of Junior Notes at 110 per cent face value. In total during the quarter, approximately US$62 million (approximately GBP37 million) was used to fund the US$56 million (approximately GBP34 million) reduction in principal amount of the Junior Notes and the US$6 million (approximately GBP3 million) redemption premium.

In addition, we repurchased $24 million (approximately GBP13 million) principal amount of the Junior Notes in open market transactions for a total cash outlay (excluding accrued interest and fees) of $26 million (approximately GBP15 million).

Full cash flow details will be disclosed in our third quarter results announcement.

Cash and Debt

The following table sets out the composition of the Group's net cash balances at 30 September and 31 December 2003:


in GBPm                                          31.12.03        30.09.03

US$-denominated Senior Notes1                    (400)           (432)
US$-denominated Junior Notes2                    (133)           (191)
Other bilateral and bank debt                     (46)            (50)
                                                -------        -------
Gross financial indebtedness                     (579)           (673)
Cash and liquid resources                         687             772
                                                -------        -------
Net Cash                                          108              99
                                                =======        =======


 1. US$717 million
 2. US$487 million upon issue in May 2003 reduced to approximately US$261 million at 31 December 2003, of which approximately US$23 million owned by Marconi Corporation plc

The GBP94 million reduction in gross financial indebtedness during the period primarily resulted from the partial redemptions and repurchases of our Junior Notes described above (GBP47 million) and favourable foreign exchange translation gains on our US-dollar denominated debt (GBP43 million). The balance of GBP4 million related to a reduction in the level of our bilateral debt mainly resulting from foreign exchange movements.

After the end of the quarter, on 12 January 2004, we completed the fifth partial redemption of our Junior Notes. All Junior Notes outstanding including those owned by Marconi Corporation plc were subject to this partial redemption. As a result, this further reduced the total principal amount outstanding to approximately $209 million (approximately GBP117 million) of which approximately $18 million (approximately GBP10 million) was owned by Marconi Corporation plc. The cash we received as a result of our holding at the time of the partial redemption has been transferred to the Mandatory Redemption Escrow Account.

Furthermore, upon completion, the $240 million (approximately GBP135 million) proceeds from the agreed sale of NAA will be used partly to fund the final redemption of our Junior Notes and then to initiate pay down of our Senior Notes at 110 per cent of par value.

At 31 December 2003, the Group's cash and liquid resources totalled
GBP687 million (30 September 2003: GBP772 million). Of this amount, GBP209 million represented amounts which would be classified as restricted cash, and GBP478 million represented free cash available to the Marconi Corporation plc Group.

The following table sets out the breakdown of these restricted and free cash balances at 30 September and 31 December 2003:




    in GBPm                                           31.12.03      30.09.03

    Performance bonds and guarantees
        Cash collateral on new performance                35            27
        bonding facility

            Cash collateral on performance bonds          72           108
            and guarantees

            Performance bonding escrow account            38            41
                                                     -------      --------
    Total - performance bonds                            145           176
    Captive insurance company                             19            19
    Collateral on secured loans in Italy                  13            13
    Mandatory Redemption Escrow Account (MREA)            32             2
                                                     -------      --------
    Total Restricted Cash                                209           210
    Cash held at subsidiary level and cash in             66            65
    transit
    Available Treasury deposits                          412           497
                                                     -------      --------
    Total Cash and Liquid Resources                      687           772
                                                     ======       ========

The GBP36 million reduction in cash collateral on performance bonds outside the new GBP50 million super-priority bonding facility resulted, as previously disclosed, from a reduction in the amount of cash collateral held against certain facilities issued by one of our major performance bonding providers and the expiry of certain other performance bonds and letters of credit.

The GBP8 million increase in cash collateral in our new performance bonding facility related to new performance bonds issued during the period, in respect of which 50 per cent collateral has to be placed at the time of issue of the bond, while the GBP3 million reduction in the performance bonding escrow account resulted from adverse movements in foreign exchange.

The GBP32 million balance in our Mandatory Redemption Escrow Account was used on 12 January 2004 to fund the fifth partial redemption of our Junior Notes described above.

The GBP85 million reduction in our available Treasury deposits was a result of our third quarter cash outflow after Junior Notes redemptions and repurchases described above (GBP59 million) and adverse foreign exchange movements (GBP26 million) caused mainly by the weakening of the US dollar.

ENDS/...




About Marconi Corporation plc
Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on Nasdaq under the symbol MRCIY.

Additional information about Marconi Corporation can be found at www.marconi.com.

Copyright (c) 2004 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its business plan and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates" and words of similar import. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances which may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in the Company's Form 20-F annual report for year ended 31 March 2003 and Form 8-K report for the quarter ended 30 September 2003 filed with the US Securities and Exchange Commission. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: January 27, 2004